7

                             FORM OF
                 INVESTMENT MANAGEMENT AGREEMENT



     Investment Management Agreement dated ________________, by and between COLONIAL TRUST II, a Massachusetts business trust (the "Trust"), and NEWPORT FUND MANAGEMENT, INC., a Virginia corporation (the "Investment Manager"), a registered investment corporation (the "Investment Manager"), a registered investment adviser under the Investment Advisers Act of 1940, as amended.

     WHEREAS, the Trust is registered as a diversified, open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust desires to retain the Investment Manager to furnish investment advisory and a management services to a certain portfolio of the Trust, and the Investment Manager is willing to so furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be bound, it is agreed between the parties hereto as follows:

          1. Appointment. The Trust hereby appoints the Investment Manager to act as investment manager to the Colonial ______________ Fund series of the Trust (the "Portfolio") for the period and on the terms set forth in this Agreement. The Investment Manager accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

          2.   Delivery of Documents.  The Trust has furnished
     (or will furnish when available) the Investment Manager with copies properly certified or authenticated of each of the following:

               (a)  The Trust's Declaration of Trust dated
          _____________, as amended to date;

               (b)  The Trust's By-Laws, as amended to date;

               (c) Resolutions of the Trust's Board of Trustees approving this Agreement;

               (d) The Trust's Registration Statement on Form N-1A (or any successor form adopted by the Securities and Exchange Commission (the "SEC") under the 1940 Act and under the Securities Act of 1933 as amended (the "1933 Act"), relating to shares of beneficial interest in the Portfolio (herein called the "Shares") as filed with the SEC, and all amendments thereto;

               (e)  The Trust's Prospectus and Statement of
          Additional Information for the Portfolio, as currently in effect (such Prospectus and Statement of Additional Information as presently in effect and all amendments and supplements thereto are herein called the "Prospectus" and "Statement of Additional Information", respectively").

     The Trust will furnish the Investment Manager from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing.

          3. Management. Subject to the supervision of the Trust's Board of Trustees, the Investment Manager will provide a continuous investment program for the Portfolio, including investment research and management with respect to all securities and investments and cash and cash equivalents in the Portfolio. The Investment Manager will determine from item to time what securities and other investments will be purchased, retained or sold by the Portfolio. The Investment Manager will provide the services under this Agreement in accordance with the Portfolio's investment objective, policies and restrictions as stated in the Prospectus and Statement of Additional Information. The Investment Manager further agrees that it:

               (a) will conform with all applicable Rules and Regulations of the SEC and will, in addition, conduct its activities under this Agreement in accordance with regulations of an any other Federal and State agencies which may now or in the future have jurisdiction over its activities;

               (b) will place orders pursuant to its investment determinations for the Portfolio either directly with the issuer or with any broker or dealer. In placing orders with brokers or dealers, the Investment Manager will attempt to obtain the bet net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, the Investment Manager, may, in its description, purchase and sell portfolio securities to and from brokers and dealers who provide the Investment Manager or the Portfolio with research advice and other services, or who sell Portfolio shares, as permitted by law, including but not limited to Section 28(e) of the Securities Exchange Act of 1934, as amended. In no instance will portfolio securities be purchased from or sold to the Investment Manager or any affiliated person of the Investment Manager as principal;

               (c) will provide, or cause its affiliates to provide, all necessary executive personnel for the Fund, the salaries and expenses of such personnel to be borne by the Investment Managers or its affiliates;

               (d) will provide, or cause its affiliates to provide, at its or their own cost, all office space and facilities necessary for the activities of the Trust.

     Notwithstanding the foregoing, the Investment Manager may obtain the services of one or more investment counsel to act as a sub-advisor to the Portfolio. The cost of employing such counselor or sub-advisor will be paid by the Investment Manager and not by the Portfolio.

          4. Services Not Exclusive. The investment management services furnished by the Investment Manager hereunder are not to be deemed exclusive, and the Investment Manager shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

          5. Books and Records. In compliance with the requirements of the 1940 Act, the Investment Manager hereby agrees that all records which it maintains for the Trust are the property of the Trust, and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Investment Manager further agrees to preserve for the periods prescribed by the 1940 Act the records required to be maintained by the 1940 Act.

          6. Expenses. During the term of this Agreement, the Investment Manager will pay all expenses incurred by it in connection with its investment management of the Portfolio.

     The Trust or the Portfolio as appropriate, shall bear all expenses of its operations and business not specifically assumed or agreed to be paid by the Investment Manager, its affiliates, or other third parties. In particular, but without limiting the generality of the foregoing, the Trust or the Portfolio, as appropriate, shall pay:

          (1)  Taxes;

          (2) Brokerage fees and commissions with regard to portfolio transactions of the Portfolio;

          (3) Interest charges, fees and expenses of the custodian of the Portfolio's securities;

          (4) Fees and expenses of the Trust's transfer agent and administrator relating to the Portfolio;

          (5)  Auditing and legal expenses;

          (6)  Cost of maintenance of the Trust's existence;

          (7) The proportionate share of compensation of directors of the Trust who are not interested persons of the Investment Manager of that term is defined by law;

          (8)  Costs of shareholder and trustees meeting of the Trust;

          (9)  Federal and State registration fees expenses;

          (10) Costs of printing and mailing Prospectuses and Statements of Additional Information for the Portfolio's shares, reports and notices to existing shareholders;

          (11) The Investment Management fee payable to the Investment Manager, as provided in paragraph 7 herein;

          (12) Costs of recordkeeping and daily pricing, and;

          (13) Distribution expenses in accordance with any Distribution Plan as and if approved by the shareholders of the Portfolio.

     At the request of the Trust, the Investment Manager may arrange for any such services on behalf of the Trust. If the Investment Manager makes any payment therefor, or incurs any cost in connection therewith, the Trust shall promptly reimburse such amounts to the Investment Manager.

     If the expenses project to be borne by the Portfolio (exclusive of interest, brokerage commissions, taxes and extraordinary items, but inclusive of investment management fee) in any fiscal year are expected to exceed any applicable state expense limitation provision to which the Portfolio is subject, the Investment Management fee payable by the Portfolio to the Investment Manager shall be reduced on each day such fee is accrued to the extent of that day's portion of such excess expenses. The amount of such reduction shall no exceed the actual amount of the Investment Management fee otherwise payable in such year. Any excess reduction accrued shall be payable to the Investment Manager by the Trust on behalf of the Portfolio within five (5) business days after the amount of such excess is determined.

          7. Compensation. For the services provided and the expenses assumed by the Investment Manager pursuant to this Agreement, the Portfolio will pay the Investment Manager and the Investment Manager will accept as full compensation of management fee, accrued daily and payable within five (5) business days after the last business day of each month, at an annual rate of ___________________________.

          8. Limitation of Liability. The Investment Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Portfolio in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting form willful misfeasance, bad faith or gross negligence on the part of the Investment Manager in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

          9. Duration and Termination. This Agreement shall become effective on the date first above written and, unless sooner terminated as a provided herein, shall continue in effect until _________________. Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually
     (a) by the vote a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of either the Board of Trustees of the Trust or of a majority of the outstanding voting securities (as that term is defined in the 1940 Act) of the Portfolio. Notwithstanding the foregoing, this Agreement may be terminated by the Trust on behalf of the Portfolio or by the Investment Manager at any time on sixty (60) days written notice, without the payment of any penalty, provided that termination by the Portfolio must be authorized either by vote of the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio. This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

          10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is ought. Except as permitted by the 1940 Act or any rule thereunder or any exemptive order or no-action letter issued by the SEC thereunder, no material amendment of this Agreement shall be effective until provided by vote of the holders of a majority of the Portfolio's outstanding voting securities (as defined in the 1940 Act).

          11. Limitation of Liability of Trust. The term "Colonial Trust II" means and refers to the trustees from time to item serving under the Declaration of Trust dated _______________ as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that he obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property to the Trust, as provided in the Declaration of Trust of the Trust. The execution and delivery of this Agreement have been authorized by the trustees of the Trust and this Agreement has been signed by an authorized officer of the Trust acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

          12. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise effect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

          13. Use of Name. The Trust and the Portfolio may use the names "Colonial" or "Newport" only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Investment Manager as investment adviser.

          14. Notice. Any notice to be given as required herein may be given by personal notification or by first class mail, postage prepaid, to the party specified at the address stated below:

          (a)  To the Trust or the Portfolio at:

               Colonial Trust II
               One Financial Center
               Boston, Massachusetts  02111

          (b)  To the Investment Manager at:

               Newport Pacific Management, Inc.
               580 California Street, Suite 1960
               San Francisco, CA  94104

          15. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                         NEWPORT FUND MANAGEMENT, INC.




                         By:_________________________________


                         COLONIAL _________________ FUND

                         By:  COLONIAL TRUST II




                         By:_________________________________